EXHIBIT 3.4


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                       MINNESOTA CORN PROCESSORS COLORADO


         THE UNDERSIGNED, acting as Vice Chairman of this cooperative association under the Colorado Cooperative Act, Article 56 of Title 7 of Colorado Revised Statutes, and pursuant to the authorizations of the Board of Directors and sole shareholder of this cooperative, hereby certifies that this cooperative has adopted the following Amended and Restated Articles of
Incorporation:


                                    ARTICLE I
                                      NAME

         The name of this company shall be Minnesota Corn Processors Colorado (the "Company").


                                   ARTICLE II
                                PRINCIPAL OFFICE

         The Company's principal office is located at 901 North Highway 59, Marshall, MN 56258.


                                   ARTICLE III
                           REGISTERED OFFICE AND AGENT

         The name and address of the Company's registered agent and office are as follows:

                                  Kevin Cudney
                       Republic Plaza Building, Suite 4400
                                 370 17th Street
                              Denver, CO 80202-5644


                                   ARTICLE IV
                                    DURATION

         The Company shall have perpetual duration.

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                                    ARTICLE V
                             POWERS AND LIMITATIONS

         Section 1 - Powers. This Company shall have all powers, privileges, and rights conferred on Company associations by the laws of the State of Colorado. The foregoing powers shall include, without limitation, the power to apply for, acquire, own, use, and develop any interest in patents, trademarks, and copyrights connected with or incidental to the business of the Company, and the power to enter into partnerships, joint ventures, and other business relationships.

         Section 2 - Limitations. This Company shall not market the products of nonmembers in an amount the value of which exceeds the value of the products marketed for members. It shall not purchase supplies and equipment for nonmembers in an amount the value of which exceeds the value of the supplies and equipment purchased for members. It shall not purchase supplies and equipment for persons who are neither members nor producers of agricultural products in an amount the value of which exceeds fifteen percent (15%) of all its purchases. Business done for the United States or any of its agencies shall be disregarded in determining the limitations imposed by this section.


                                   ARTICLE VI
                                  CAPITAL STOCK

         Section 1 - Authorized Amounts: Classes. This Company is organized with capital stock. The authorized capital stock of this Company shall consist of:

         (a) One Hundred Thousand (100,000) shares of nonvoting Common Stock with a par value of Fifty Dollars ($50.00) per share.

         (b) One Hundred Thousand (100,000) shares of nonvoting Preferred Stock with a par value of Fifty Dollars ($50.00) per share.

         Section 2 - Common Stock. The Common Stock of the Company is the only class of membership stock, and the only class of voting stock. Shares of such stock may be held only by producers of agricultural products (individual, firms, partnerships, corporations, or associations) who reside in the territory served by the Company. "Producers" shall mean and include persons actually engaged in the products of one or more of the agricultural products handled by this Company, including tenants of land used for the production of any such product, and lessors of such land who receive as rent part of the produce of such land, and associations of such producers. Each member shall be entitled to only one vote upon each matter submitted to a vote of any meeting of the members, regardless of the number of shares of Common Stock held by such member.

         In the event that the Board of Directors of the Company shall find that any shares of the Common Stock of this Company have come into the hands of any person who is not

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eligible for membership, or that the holder thereof has ceased to be an eligible member, such holder shall have no rights or privileges on account of such stock, or vote or voice in the management or affairs of the Company other than the right to participate in accordance with law and the Company's Article of Incorporation and Bylaws in case of liquidation or dissolution. The Company shall have the right, as its option, to:

         (a) purchase such stock at the lesser of its par value or book value;
or

         (b) require such holder of any such stock to convert it into nonvoting Preferred Stock or nonvoting certificates of interest, if such holder fails to deliver the certificate or certificates evidencing the Common Stock, the Company may cancel such certificate or certificates on its books and issue a new certificate or certificates of nonvoting Preferred Stock or nonvoting certificate of interest, as the case may be, to the party entitled thereto.

         The Common Stock of this Company may be transferred only with the consent of the Board of Directors of the Company and on the books of the Company, and then only to persons eligible to hold it. No purported assignment or transfer of Common Stock to any person ineligible to hold such stock pass to such ineligible assignee or transferee any rights or privileges on account of such stock, or any vote or voice in the management of the affairs of the Company.

         Section 3 - Preferred Stock. The Preferred Stock of this Company may be issued to any individual, association, partnership, corporation, or other organization, in series. It shall carry no voting rights. Preferred Stock may be transferred only with the consent of the Board of Directors and on the books of the Company.

         Section 4 - Dividends. No dividends shall be paid on the Common Stock of this Company. Noncumulative dividends of not greater than eight percent (8%) per annum may be paid on Preferred Stock, when, if, and as declared and fixed by the Board of Directors.

         Section 5 - Redemption. When it is determined by the Company Board of Directors that the Company has sufficient working capital, capital stock may be called for payment at the lesser of par value or book value upon notice in writing by mail to the shareholder's last post office address, as shown by the Company's records. Such stock may be called for payment in chronological order with reference to date of issue, in which case all of such stock issued in a given fiscal year shall, as nearly as practicable, be called at the same time; or such stock may be called on the basis of a percentage of all of said stock outstanding, in which case the same percentage of said stock held by each holder shall be called at the same time, without regard to the date of issue. The Board of Directors, in its sole discretion, shall also have the authority to pay or redeem stock held in the name of deceased patrons.

         The redemption of capital stock shall be solely at the discretion of the Board of Directors. Nothing in the Company's Articles of Incorporation or Bylaws, or in any other document, shall give any holder of shares of the capital stock of this Company the right to demand the redemption of any of said shares.

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                                   ARTICLE VII
                     NONVOTING UNITS OF EQUITY PARTICIPATION

         Section 1 - Authorized Amounts. The Board of Directors is authorized at its discretion and from time to time, to issue nonvoting certificates of interest in the Company in the form of Nonvoting nits of Equity Participation. The aggregate amount of Nonvoting Units of Equity Participation that the Board of Directors shall have authority to issue shall not exceed an amount that equals thirty percent (30%) of the Company's total participating equity (including the Nonvoting Units of Equity Participation and Units of Equity Participation) following such issuance.

         Section 2 - Rights, Obligations and Other Terms. Each holder of Nonvoting Units of Equity Participation shall enter into an agreement with the Company, which agreement will confer upon such holder the right and the obligation to deliver to the Company corn as a non-member patron on terms and conditions comparable to those of members of the Company holding Units of Equity Participation, and which agreement may require such holder to met such other requirements as the Board of Directors of the Company may determine.. Holders of Nonvoting Units f Equity participation shall not by virtue of such holding, have any voting rights in the affairs of the Company nor any rights to participate in the governance of the Company. Nonvoting units of Equity participation authorized by the Board of Directors may carry such anti-dilution rights, redemption rights, transfer restrictions and other terms and conditions as are authorized by the Board of Directors and contained in an agreement with the holder or in the certificates evidencing the Nonvoting Units of Equity Participation.


                                  ARTICLE VIII
                                PATRONAGE REFUNDS

         All net proceeds (savings) of this Company in excess of dividends, if any, shall be distributed to patrons annually or oftener on the basis of patronage as more particularly provided for in the Bylaws, and the records of the Company shall show the interest of patrons and members in the reserves. Patronage refunds may be distributed in cash or in stock or in credits, as more particularly provided for in the Bylaws. Any such stock or credits shall be redeemable only at the option of the Board of Directors.


                                   ARTICLE IX
                                   FIRST LIEN

         This Company shall have a first lien on all shares of its capital stock, all certificates of interest, patronage capital, and other interests standing on its books for all indebtedness of the respective holders or owners thereof to the Company. This Company shall also have the right, exercisable at the option of the Board of Directors, to set off such indebtedness against the amount of such capital stock, certificates of interest, patronage capital, or other interests standing

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on its books, provided, however, that nothing contained in the Company's
Articles of Incorporation or Bylaws, or in any other document, shall give the holders of such stock, certificates, patronage capital, or other interests any right to have such set off made.


                                    ARTICLE X
                                   LIQUIDATION

         In the event of any liquidation, dissolution, or winding up of this Company, whether voluntary or involuntary, all debts and liabilities of the Company shall be paid first according to their respective priorities. All Units of Equity Participation and Nonvoting Units of Equity Participation shall then be retired on a pro rata basis to the holders thereof on the book of the Company, based on their value. The value of all Units of Equity Participation and Nonvoting Units of Equity Participation shall be equal, and shall be established by the Board of Directors.

         All non-stock capital furnished through patronage shall then be retired without priority on a pro rata basis to the patrons to whom it is allocated on the books of the Company.

         Holders of all capital stock common and preferred, shall then be entitled to receive the par value of their shares.

         Any remaining assets of the Company shall be distributed among the patrons of the Company, including both current patrons and former patrons, in the proportion which the aggregate patronage of each patron bears to the total patronage of all patrons, as shown by the records of the Company.


                                   ARTICLE XI
                                   MANAGEMENT

         The business and affairs of the Company shall be managed under the direction of a Board of Directors. The names and address of the initial directors (the "Interim Directors") of this Company are as follows:

                                   Dan Stacken
                              901 North Highway 59
                               Marshall, MN 56258

                                  Dan Thompson
                              901 North Highway 59
                               Marshall, MN 56258

                                  Jerry Jacoby
                              901 North Highway 59
                               Marshall, MN 56258

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The Interim Directors shall serve until consummation of the Transaction
Agreement by and between the Company, Minnesota Corn Processors, Inc. and Minnesota Corn Processors, LLC (the "Effective Date"). As of the Effective Date, the board of directors of Minnesota Corn Processors, Inc. shall become the Board of Directors of the Company.

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         IN WITNESS WHEREOF, the undersigned hereby executes these Amended and
Restated Articles of Incorporation as of this 18th day of January, 1999.


         By
            ---------------------------
            L. Dan Thompson
            Vice Chairman